Exhibit 10.1

TECHTARGET, INC.

as BORROWER,

the LENDERS party hereto

and

WESTERN ALLIANCE BANK,

as ADMINISTRATIVE AGENT

LOAN AND SECURITY AGREEMENT

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This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of October 29, 2021 by and among (i) TECHTARGET, INC., a Delaware corporation (the “Borrower”), (ii) the banks and other financial institutions or entities from time to time party to this Agreement as Lenders (each a “Lender” and, collectively, the “Lenders”), and (iii) WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

RECITALS

The Borrower wishes to obtain credit from time to time from the Lenders, and the Lenders desire to extend credit to the Borrower. This Agreement sets forth the terms and conditions on which the Lenders will extend credit to the Borrower, and the Borrower will repay the amounts owing under this Agreement and the other Loan Documents to the Administrative Agent and the Lenders.

AGREEMENT

The parties agree as follows:

1.DEFINITIONS AND CONSTRUCTION.

1.1Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to the Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by the Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by the Borrower and the Borrower’s Books relating to any of the foregoing.

“Adjusted Consolidated EBITDA” shall mean, for any period,

(1) Consolidated EBITDA, plus

(2) with respect to any Permitted Acquisition in which the Person or business subject to such acquisition is owned by the Borrower or a Subsidiary for less than twelve (12) months as of the end of such period, Pro Forma Consolidated EBITDA (which may be a negative number) allocated to each period prior to the acquisition thereof included in the trailing twelve (12) month period for which Adjusted Consolidated EBITDA is being calculated, but only to the extent the Person or business subject to such Permitted Acquisition is not subsequently sold, transferred, abandoned or otherwise disposed of during such period, minus

(3) with respect to any Transfer consummated within such period, Consolidated EBITDA (which may be a negative number) attributable to the Borrower, Subsidiary, or other asset which

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is the subject of such Transfer from the beginning of such period until the date of consummation of such Transfer.

Any adjustments in the foregoing clauses (2) and (3) shall be without duplication of any adjustments that are already included in the calculation of Consolidated EBITDA.

“Administrative Agent” is defined in the preamble hereof, together with its successors and assigns in such capacity.

“Administrative Agent Expenses” means all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees, expenses and disbursements) incurred by the Administrative Agent in connection with (i) the preparation, negotiation, syndication, execution, delivery, and administration of the Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket Collateral audit and inspection fees, and (iii) the enforcement of, and the protection and defense of rights under, the Loan Documents (including during any workout, restructuring or negotiations in respect of the Loan Documents).

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affected Lender” is defined in Section 2.11.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Applicable Margin” means, for any date, the percentage set forth below, as determined by the Administrative Agent based on the Consolidated Leverage Ratio as of the fiscal quarter for which financial statements have been most recently delivered pursuant to Section 6.3(a) or 6.3(b); provided that, the initial Applicable Margin shall be Level I:

Level	Consolidated Leverage Ratio	Applicable Margin
I	≥ 3.5:1.00	2.75%
II	≥ 2.00:1.00 and < 3.5:1.00	2.25%
III	< 2.0:1.00	2.00%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

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“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” is defined in the preamble hereof.

“Benefitted Lender” is defined in Section 13.13.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” means all of the Borrower’s books and records including ledgers, records concerning the Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs, or tape files, and the equipment, containing such information.

“Borrower Unrestricted Cash” means, as of any date of calculation, unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that are deposited in depositary, operating, or investment accounts in accordance with Section 6.8.

“Borrower Unrestricted Cash Threshold” means, as of any date of determination, an amount equal to the product of (x) 1.10 multiplied by (y) the aggregate principal amount of the Advances outstanding as of such date.

“Borrower Unrestricted Cash Trigger Date” is defined in Section 6.15(d).

“Borrowing Date” means any Business Day specified by the Borrower in a Credit Extension Request Form as a date on which the Borrower requests the Lenders to make Advances hereunder. “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“BrightTALK Limited” means BrightTALK Limited, a company organized under the laws of England and Wales, and a wholly owned subsidiary of TechTarget.

“BrightTALK (US)” means BrightTALK, Inc. a Delaware corporation and a wholly owned subsidiary of BrightTALK Limited.

“Cash Equivalent” means:

(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the

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extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof;
(b)

investments in commercial paper maturing within Two Hundred Seventy (270) days from the date of acquisition thereof and having, at such date of acquisition,  (i) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (ii) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P;

(c)

investments (i) in cash and (ii) in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within three hundred sixty-five (365) days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000);

(d)

fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)

“money market funds” that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act, (ii) with (A) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (B) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P and (iii) have portfolio assets of at least Five Billion Dollars ($5,000,000,000);

(f)

investments in Indebtedness that is (x) issued by Persons with (i) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (ii) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P, in each case for clauses (i) and (ii) with maturities not more than twelve (12) months after the date of acquisition and (y) of a type customarily used by companies for cash management purposes;

(g)

investments in assets set forth on the Borrower’s cash management and investment policy as in effect on the Closing Date (as may be modified by the Borrower after the Closing Date in a manner reasonably satisfactory to the Administrative Agent); and

(h)

in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the IRC.

“CFC Holding Company” means any direct or indirect Domestic Subsidiary of the Borrower that has no material assets other than Equity Interests in and/or debt of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Change in Control” means a transaction in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the

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“beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock or other applicable equity securities then outstanding of the Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors (or equivalent control group) of the Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code, as amended from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) interest expense, (b) provision for taxes based on income, profits or losses, including foreign withholding taxes, and for corporate franchise, capital stock, net worth and value-added taxes, in each case during such period,

(c) all amounts attributable to depreciation, depletion and amortization for such period,

(d) non-cash charges, expenses or losses arising from stock-based compensation arising from the grant of stock-based awards to employees (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period),

  (e) any non-recurring fees, costs and expenses incurred or payable by the Borrower or any of its Subsidiaries in connection with any Specified Transaction consummated in compliance with this Agreement, in each case to the extent paid within twelve (12) months of the consummation of such Specified Transaction,

(f) the cumulative effect for such period of a change in accounting principles, and

(g) any impact for expenses related to any Permitted Acquisition that would have otherwise been capitalized if it were treated as the acquisition of a business, in each case, consistent with past practices, and minus, to the extent included in determining Consolidated Net Income for such period, sum of:

(i) any extraordinary gains for such period, determined on a consolidated basis in accordance with GAAP,

(ii) any non-cash gains for such period, including with respect to write-ups of assets or goodwill, determined on a consolidated basis in accordance with GAAP, and

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(iii) the cumulative effect for such period of a change in accounting principles,

provided further that, Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) non-cash foreign translation gains and losses.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Adjusted Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis; provided that there shall be excluded (1) the cumulative effect of any change in accounting principles during such period; (2) any net after-tax income or loss from discontinued operations; (3) the effects of any non-cash adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges (other than the amortization of unfavorable operating leases) in the Borrower’s consolidated financial statements pursuant to GAAP, in each case for this clause (3), to the extent such adjustment or other amount is non-cash and results from the application of purchase accounting in relation to any consummated Permitted Acquisition; and (4) the income of any Person (other than the Borrower) that is not a consolidated Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to the Borrower or, any consolidated Subsidiary during such period.

“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) on a consolidated basis on such date.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Administrative Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

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“Control Agreement” means any springing or blocked account control agreement entered into among the depository institution at which the Borrower maintains a deposit account or the securities intermediary or commodity intermediary at which the Borrower maintains a securities account or a commodity account pursuant to which the Administrative Agent obtains control (within the meaning of the Code) over any such account.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, issuance or amendment of a Letter of Credit, or any other extension of credit by the Lenders or the Issuing Bank for the benefit of the Borrower hereunder.

“Credit Extension Request Form” means that certain credit extension request form in the form substantially set forth in Exhibit B hereto.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice or passage of time or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding

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under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Discharge of Obligations” means, subject to Section 13.15, the satisfaction of the Obligations (other than inchoate indemnification obligations and any other obligations which pursuant to the express terms of any Loan Document specifically survive repayment of the Advances for which no claim has been made), to the extent the aggregate Revolving Commitments of the Lenders are terminated and the pledge of cash collateral required by Section 2.1(a)(iii)(a) of this Agreement with respect to the Letter of Credit Sublimit.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(i)matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(ii)is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(iii)is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is ninety-one (91) days after the Revolving Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date, the Closing Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving

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holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after Discharge of the Obligations and (ii) an Equity Interest in any Person that is issued to any employee of such Person or its Subsidiaries or to any plan for the benefit of any such employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership, or other entity.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 13.1(b)(iii), 13.1(b)(v), and 13.1(b)(vi) (subject to such consents, if any, as may be required under Section 13.1(b)(iii)).

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which the Borrower has any interest.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the IRC or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the IRC or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the IRC or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the IRC.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the IRC and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Assets” means (a) any right, title or interest in any permit, license or any contractual obligation entered into by the Borrower which prohibits the Borrower from granting a security interest therein, which requires the consent of any Person other than Borrower or a Subsidiary which consent has not been obtained as a condition to the creation of the security interest, or under which such an assignment or Lien would cause a default to occur thereunder, but

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only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code or any other Requirement of Law; provided however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by the Borrower or the Administrative Agent; (b) any property now owned or hereafter acquired by the Borrower that is subject to a purchase money lien permitted under this Agreement if the contractual obligation pursuant to which such purchase money lien is granted (or the documentation providing for such purchase money lien) requires the consent of any Person other than Borrower or a Subsidiary which consent has not been obtained as a condition to the creation of the security interest, or under which such an assignment or Lien would cause a default to occur thereunder; provided however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by the Borrower or the Administrative Agent; (b) “intent-to-use” United States Trademarks or applications therefor, unless and until acceptable evidence of use of the Trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §§ 105, et seq.); (c) commercial tort claims with a value less than One Million Dollars ($1,000,000) in the aggregate; (d) motor vehicles and other assets subject to certificates of title (other than to the extent a security interest in such interest can be perfected by filing a Code financing statement or other similar financing statement in a non-U.S. jurisdiction, not to exceed One Hundred Thousand Dollars ($100,000) at any time; or (e) any Excluded Equity Interests.

“Excluded Equity Interests” means (a) any Equity Interests that consist of voting stock of a Subsidiary that is a CFC or a CFC Holding Company in excess of 65% of the outstanding voting stock (or 65% of the outstanding Equity Interests in the case of an entity that is not a corporation for U.S. tax purposes) of such Subsidiary, and (b) any Equity Interests if, to the extent, and for so long as, the grant of a Lien thereon to secure the Obligations is effectively prohibited by any Requirement of Law (including any operating documents, unless any such prohibition exists in any operating documents of a Subsidiary on the date hereof or, in the case of any Subsidiary acquired  after the date hereof, exists at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition)); provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect.

“Excluded Subsidiary” means (a)  any Subsidiary that is a CFC, a CFC Holding Company or a Domestic Subsidiary of a CFC (and accordingly, in no event shall a CFC, a CFC Holding Company or a Domestic Subsidiary of a CFC be required to enter into this Agreement or a Loan Document or pledge any assets hereunder), (b) any Subsidiary that is a Securities Corp. and (c) any Subsidiary formed or acquired after the Closing Date, in each case that is prohibited or restricted by Requirement of Law (including any operating documents, unless in the case of any Subsidiary acquired after the date hereof, such restriction exists at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition)) from guaranteeing the Obligations or if the guaranteeing of the Obligations by such Subsidiary (i) would require governmental (including regulatory) consent, approval, license or authorization that has not been obtained or granted (provided that the Borrower shall use commercially reasonable efforts to obtain such consent, approval, license or authorization) or (ii) would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent and for so long as such material adverse tax consequences are applicable as determined by

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the Borrower in its reasonable discretion; provided, any Subsidiary shall cease to be an Excluded Subsidiary at such time as none of clauses (a), (b), and (c), above apply to such Subsidiary.

“Excluded Swap Obligation” is, with respect to the Borrower, any obligation to pay or perform under any Swap Obligation, if and to the extent that all or a portion of the guarantee of the Borrower of, or the grant by the Borrower of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of the Borrower or the grant of such security interest becomes effective with respect to such Swap Obligation or such guarantee. If any obligation to pay or perform under any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in an Advance or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.9) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.9 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.9(f); and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

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“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Hong Kong Subsidiary” means TechTarget (HK) Limited, a company organized under the laws of Hong Kong, and a wholly owned subsidiary of Borrower.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations (excluding obligations related to ASC 842) and (d) all Contingent Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of the Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties payable to the Borrower arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

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“Inventory” means all inventory in which the Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of the Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and the Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means United States Internal Revenue Code of 1986, as amended from time to time.

“IP Security Agreement” means that certain intellectual property security agreement by and between the Borrower and the Administrative Agent dated as of the Closing Date, as amended, modified, supplemented, and/or restated from time-to-time.

“Issuing Bank” means the Lender acting in the capacity as issuer of Letters of Credit, together with its successors and assigns is such capacity.  The initial Issuing Bank will be the Bank.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“Lenders” is defined in the preamble hereof, the Persons listed on Schedule 1.1, or any other Person that shall have become a Lender hereunder pursuant to the Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.

“Letter of Credit” or “Letters of Credit” is defined in Section 2.1(a)(iii) hereof.

“Letter of Credit Disbursements” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Obligations” means at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Letter of Credit Disbursements that have not yet been reimbursed by or on behalf of the Borrower or refinanced as an Advance at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower shall remain in

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full force and effect until the Issuing Bank shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line in the amount equal to the lesser of (a) Five Million Dollars ($5,000,000.00) and (b) the aggregate unused amount of the Revolving Line.

“LIBOR Rate” means the 1 month London Interbank Offered Rate (“LIBOR”) which is identified and published by ICE Benchmark Administration (“ICE”) for loans in United States dollars as obtained by the Administrative Agent from Bloomberg Financial Service System (or, if no longer available, any similar or successor publication selected by the Administrative Agent).  The LIBOR Rate shall initially be determined on the date of this Agreement and shall thereafter be adjusted monthly on the first day of each calendar month to be the LIBOR determined by the Administrative Agent to be in effect on such date.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event LIBOR (as determined in accordance with the foregoing) for any applicable interest period is less than zero percent, LIBOR shall be deemed to be zero percent for such interest period. If the Administrative Agent determines (which determination shall be conclusive absent manifest error) that either of the following has occurred: (i) LIBOR ceases to exist or is no longer available; or (ii) a public announcement by the regulatory supervisor for the administrator of LIBOR that LIBOR is no longer representative (the occurrence of such event shall be referred to as the “Benchmark Replacement Date”), then commencing on the next reset date, the interest rate hereunder shall be replaced with the first alternative set forth in the order that follows that can be determined by the Administrative Agent as of the Benchmark Replacement Date: (a) the sum of: Term SOFR and the Benchmark Replacement Adjustment, (b) the sum of: Compounded SOFR and the applicable Benchmark Replacement Adjustment, or (c) such alternate base rate and spread (collectively, “Benchmark Replacement”) as the Administrative Agent determines in its reasonable discretion to be most comparable to the then-current interest rate. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event the selected base rate (as determined in accordance with the foregoing) for any applicable interest period is less than zero percent, the base rate shall be deemed to be zero percent for such interest period.

In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower. “Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Administrative Agent as of the Benchmark Replacement Date:

(i)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(ii)the spread adjustment (which may be a positive or negative value or zero) that has been selected by the the Administrative Agent giving due consideration to any industry-

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accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated transactions at such time. “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes, such as changes to the definitions of “Business Day,” “Interest Period,” or timing and frequency of determining rates and making payments of interest, that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).“Compounded SOFR Rate” means, the compounded average of SOFR for the 1 month interest period published by the Federal Reserve Bank of New York (or a successor administrator of the SOFR average). “Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York (e.g., the ARRC), or any successor thereto.  “SOFR” means with respect to any day the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.  “Term SOFR Rate” means, the forward-looking 1 month rate based on SOFR, as it relates to the applicable corresponding interest period equivalent to the LIBOR interest period that is selected or recommended by the Relevant Governmental Body.  “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the IP Security Agreement, the Stock Pledge Agreement, any agreements related to letters of credit, any subordination/intercreditor agreements, any pledge or security agreements, any note or notes executed by the Borrower or any other Person, and any other documents, instruments or agreement entered into by the Borrower in connection with this Agreement, all as amended, restated, supplemented or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to repay the Obligations or otherwise perform their obligations under the Loan Documents or (iii) the value, perfection, or priority of the Administrative Agent’s security interests in the Collateral.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five (5) plan years has made or been obligated to make contributions, or has any liability.

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“Negotiable Collateral” means all letters of credit of which the Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and the Borrower’s Books relating to any of the foregoing.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected the Lenders in accordance with the terms of Section 13.5 and (b) has been approved by the Required Lenders.

“Notes” means the 0.125% Convertible Senior Notes issued by the Borrower due 2025.

“Obligations” means all debt, principal, interest, fees, the Letter of Credit Obligations, the Administrative Agent Expenses and other amounts owed to the Administrative Agent and the Lenders by the Borrower pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from the Borrower to others that the Administrative Agent or any Lender may have obtained by assignment or otherwise; provided that the Obligations of the Borrower shall not include Excluded Swap Obligations.

“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.9).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the IRC.

“Periodic Payments” means all installments or similar recurring payments that the Borrower may now or hereafter become obligated to pay to the Administrative Agent pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between the Borrower and the Administrative Agent.

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“Permitted Acquisition” means a transaction whereby the Borrower acquires, or permits any Subsidiaries to acquire, all or substantially all of the Equity Interests in another Person or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person, which satisfies each of the following conditions:

(a)

no Default or Event of Default has occurred and is continuing or would exist after giving effect to the proposed acquisition and the Administrative Agent has received a Compliance Certificate in substantially similar form as Exhibit C, calculated on a Pro Forma Basis for such proposed acquisition;

(b)	the proposed acquisition is approved by board of directors (or equivalent control group) of the Borrower and the Person being acquired;
(c)	the Borrower or such Subsidiary is a surviving legal entity after completion of the proposed acquisition;
(d)

the proposed acquisition shall not cause the Consolidated Leverage Ratio to be equal to or greater than 3:75:1:00, calculated on a Pro Forma Basis for such proposed acquisition, with the calculation thereof certified by the Borrower in a certificate delivered to the Administrative Agent;

(e)

any domestic Person being acquired in the proposed acquisition shall have complied with the requirements of Section 6.13 (provided that the Borrower shall be permitted to comply with such requirements up to thirty (30) days after consummation of the proposed acquisition (or such longer period with the Administrative Agent’s consent); and

(f)

the aggregate purchase price, including, but not limited to, any assumed in the form of purchase price adjustments, earn-outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature or Equity Interests of the Borrower or any of its Subsidiaries, to be paid in connection with all Permitted Acquisitions shall not exceed Twenty-Five Million Dollars ($25,000,000) in any fiscal year.

“Permitted Indebtedness” means:

(a)Indebtedness of the Borrower in favor of the Lenders arising under this Agreement or any other Loan Document;

(b)Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)Indebtedness with respect to the Notes;

(d)Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(e)Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or

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fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Five Million Dollars ($5,000,000) in the aggregate at any given time;

(f)Indebtedness in connection with self-insurance arrangements in the ordinary course of business;

(g)Subordinated Debt;

(h)Indebtedness owing by a Subsidiary to the Borrower that constitutes Permitted Investments under clause (d) of such defined term;

(i)obligations arising out of interest rate, foreign currency, and commodity hedging agreements entered into in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(j)endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(k)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty, liability or credit insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(l)Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than capital lease obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts and similar obligations, in each case, provided in the ordinary course of business;

(m)Indebtedness in respect of netting services, any overdrafts or similar protections and related liabilities arising from treasury, depository and cash management services and related obligations or in connection with any automated clearing-house transfers of funds;

(n)Indebtedness representing reasonable and customary deferred compensation to directors, officers, and employees incurred in the ordinary course of business;

(o)Indebtedness in the form of purchase price adjustments, earn-outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition and other Permitted Investments;

(p)Indebtedness  of a Person existing at the time such Person became a Subsidiary or assets acquired from such Person in connection with any Permitted Acquisition; provided that (i) such Indebtedness was not incurred with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower or any of Borrower’s Subsidiaries (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect

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to such Indebtedness and (iii) the aggregate principal amount of such Indebtedness does not exceed $ Five Million Dollars ($5,000,000) at any time;

(q)Indebtedness relating to premium financing arrangements for property and casualty insurance plans and health and wealth benefit plans (including health and workers compensation insurance, employment practices liability insurance and directors and officers insurance), incurred in the ordinary course of business and payable within one (1) year;

(r)Indebtedness incurred under Borrower’s unsecured corporate credit card program that does not exceed One Million Dollars ($1,000,000) in the aggregate principal amount at any time outstanding;

(s)other unsecured Indebtedness of the Borrower not otherwise described above in an aggregate amount at any time outstanding not in excess of Five Million Dollars ($5,000,000) at any time;

(t)Indebtedness owing under hedge agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes; and

(u)extensions, refinancings, modifications, amendment and restatements of any items of Permitted Indebtedness in clauses (a) through (t) above, provided that (a) the principal amount thereof is not increased, (b) the final stated maturity and weighted average life to maturity of such extended, refinanced, modified, amended or restated Permitted Indebtedness (the “Refinancing Indebtedness”) shall not be prior to or shorter than that applicable to the original Permitted Indebtedness and such Refinancing Indebtedness does not require any scheduled payment of principal, mandatory repayment, redemption or repurchase that is more favorable to the holders of the Refinancing Indebtedness than the corresponding terms (if any) of the original Permitted Indebtedness, (c) such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets securing the original Permitted Indebtedness or (ii) Liens having a higher priority than the Liens, if any, securing the original Permitted Indebtedness (other than other Permitted Liens), (d) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the original Permitted Indebtedness is recourse or by whom it is guaranteed, (e) to the extent such original Permitted Indebtedness is subordinated in right of payment to the Obligations (or the Liens securing such original Permitted Indebtedness were originally contractually subordinated to the Liens securing the Collateral pursuant to the security documents), such extension, refinancing, modification, amendment or restatement is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness shall be subordinated to the Liens securing the Obligations) on terms at least as favorable to the Lenders as those contained in the documentation governing such original Permitted Indebtedness or otherwise reasonably acceptable to the Administrative Agent, (f) the covenants with respect to such Refinancing Indebtedness, when taken as a whole, are not materially more restrictive to the Borrower and its Subsidiaries than those in the original Permitted Indebtedness (taken as a whole), and (g) no Default or Event of Default shall have occurred and be continuing at the time of, or would result from, such extension, refinancing, modification, amendment or restatement.

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“Permitted Investment” means:

(a)Investments existing on the Closing Date disclosed in the Schedule;

(b)Cash Equivalents;

(c)any intercompany services agreement of the Borrower in any Subsidiary in an aggregate amount not to exceed Five Million Dollars ($5,000,000) outstanding at any time;

(d) any intercompany Investments (i) by the Borrower in its Subsidiaries or (ii) by any Subsidiary in other Subsidiaries in an aggregate amount not to exceed Five Million Dollars ($5,000,000) outstanding at any time;

(e)repurchases of common stock of the Borrower under the terms of customary board- approved stock repurchase agreements to the extent permitted under Section 7.6;

(f)Investments not to exceed Five Million Dollars ($5,000,000) in the aggregate in any fiscal year consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business;

(g)Deposit and securities accounts maintained with banks and other financial institutions disclosed in the Schedule or to the extent expressly permitted under Section 6.8;

(h)Investments made as a result of the receipt of noncash consideration from a sale, transfer or other disposition of any asset in compliance with Section 7.1;

(i)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of the Borrower in any Subsidiary or of any Subsidiary in the Borrower or any other Subsidiary;

(k)intercompany Investments, reorganizations and other activities relating to tax planning and reorganization; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would result from, such activities and (ii) after giving effect to any such activities, the Administrative Agent’s Liens to secure the Obligations would not be impaired;

(l)Investments consisting of guarantees in the ordinary course of business to support the obligations of any Subsidiary under its worker’s compensation and general insurance requirements;

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(m)Investments owing under hedge agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(n)Permitted Acquisitions;

(o)Investments consisting of (i) extensions of trade credit in the ordinary course of business, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business or in connection with Permitted Acquisitions, (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers and suppliers that are not Affiliates of the Borrower and that are made in the ordinary course of business, and (iv) guarantees made in the ordinary course of business in support of obligations of the Borrower or any of its Subsidiaries not constituting Indebtedness for borrowed money, including operating leases and obligations owing to suppliers, customers and licensees;

(p)Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (i) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such acquisition, and (ii) with respect to any such Person which becomes a Subsidiary as a result of such acquisition, such Subsidiary remains the only holder of such Investment; and

(q)other Investments, including Investments in connection with the acquisition of Subsidiaries that are not a Borrower or other Persons that will not be a Borrower, in an aggregate amount not in excess of Five Million Dollars ($5,000,000) at any time.

“Permitted Liens” means the following:

(r)Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(s)Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

(t)Liens (i) upon or in any equipment which was not financed by Lender acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(u)Liens incurred in the ordinary course of business to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations (other than Liens imposed by ERISA);

(v)Liens consisting of non-exclusive licenses for the use of intellectual property including Patents, Trademarks or Copyrights of the Borrower or its Subsidiaries in the ordinary course of business that could not result in a legal transfer of title of the licensed property

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of Borrower or its Subsidiaries in the ordinary course of business but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(w)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;

(x)Liens arising under Permitted Investments described in clause (d) of the definition of the term Cash Equivalents;

(y)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(z)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security, and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(aa)pledges and deposits made (i) to secure the performance of bids, trade and commercial contracts (other than for payment of Indebtedness), leases (other than capital lease obligations), statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(bb)survey exceptions, easements, zoning restrictions, rights-of-way and similar encumbrances on real property arising in the ordinary course of business, and other minor title imperfections with respect to real property, that in any case do not secure any monetary obligations, are minor in nature and do not interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(cc)Liens in favor of other financial institutions arising in connection with the Borrower’s deposit and/or securities accounts held at such institutions (not securing Indebtedness);

(dd)Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement entered into in the ordinary course of business;

(ee)Liens arising from precautionary financing statements on operating leases relating solely to personal property covering the leased property in the ordinary course of business, to the extent such operating leases are permitted under this Agreement;

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(ff)Liens that are contractual rights of set-off;

(gg)leases or subleases of real property granted in the ordinary course of the Borrower's business (or, if referring to another Person, in the ordinary course of such Person’s business) and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of the Borrower's business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting the Administrative Agent a security interest therein;

(hh)Deposits in the ordinary course of business to secure liability to insurance carriers;

(ii)Liens securing Subordinated Debt permitted by this Agreement;

(jj)Liens in favor customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods; and

(kk)Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (s) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Primary Syndication Period” means the thirty (30) days immediately following the Closing Date.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant: (i) income statement items from the most recent audited financial statements delivered to Agent (whether positive or negative) attributable to the property or Person subject to such Specified Transaction (A) in the case of a Transfer of all or substantially all Equity Interests in any Subsidiary or any division, product line, or facility used for operations of the Borrower or any of the Subsidiaries, shall be excluded and (B) in the case of an acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any prepayment, repayment, retirement, redemption or satisfaction of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith.

“Pro Forma Consolidated EBITDA” shall mean, with respect to any Permitted Acquisition, Consolidated EBITDA for the Person or business subject to such Permitted Acquisition calculated on a Pro Forma Basis for the most recent twelve (12) month period preceding the acquisition

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thereof, adjusted by verifiable expense reductions, including reductions in excess owner compensation, if any, calculated on a month by month basis, to the extent such adjustments (a) are expected to be realized within twelve (12) months following such Permitted Acquisition, (b) are certified as such in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent describing such adjustments in reasonable detail, and (c) are approved by the Administrative Agent (which approval may not be unreasonably withheld).

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Recipient” means the Administrative Agent or a Lender, as applicable.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, (a) if only one Lender holds the outstanding Revolving Commitments, such Lender; and (b) if more than one Lender holds the outstanding Revolving Commitments, then at least two Lenders who hold more than 50% of the sum of the Commitments of all Lenders then in effect or, if the Revolving Commitments have been terminated, the Revolving Line Usage of all Lenders then outstanding; provided that a Lender and its Affiliates shall be deemed one Lender.

“Requirement of Law” means as to any Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” is defined in Section 10.9.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Controller of the Borrower or officer of the Borrower with similar titles or responsibilities.

“Revolving Commitment” means as to any Lender, the obligation of such Lender, if any, to make Advances in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder).

“Revolving Commitment Period” means the period from and including the Closing Date to the Revolving Maturity Date.

“Revolving Line” means line of credit to make Credit Extensions of up to Seventy-Five Million Dollars ($75,000,000).

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“Revolving Line Usage” as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans at such time plus, in the case of the Lender acting as the Issuing Bank, the outstanding Letter of Credit Obligations at such time.

“Revolving Maturity Date” means October 29, 2023.

“Revolving Percentage” means as to any Lender at any time, the percentage which such Lender’s Revolving Commitment at such time then constitutes of the Revolving Commitments of all Lenders at such time or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Line Usage at such time constitutes of the aggregate Revolving Line Usage at such time.

“Schedule” means the schedule of exceptions attached hereto.

“Securities Corp.” is any Subsidiary that is a “Security Corporation” as defined in 830 Code of Mass. Regulations 63.38B.1.

“Significant Subsidiary” means (a) any Subsidiary (i) with total assets (including the value of Equity Interests of its Subsidiaries), on any date of determination, equal to or greater than 5% of the total assets of the Borrower and its Subsidiaries taken as a whole and/or (ii) the gross revenues of which, for the fiscal quarter most recently ended, are equal to or greater than 5% of the gross revenues of the Borrower and its Subsidiaries taken as a whole, in each case calculated in accordance with GAAP and (b) each Subsidiary that owns any Equity Interests of any Subsidiary that would be deemed a Significant Subsidiary under clause (a)(i) or (a)(ii) above.

“Specified Transaction” means any Permitted Acquisition or Transfer.

“Stock Pledge Agreement” means that certain stock pledge agreement executed by the Borrower in favor of the Administrative Agent dated as of the Closing Date, as may be amended, modified, supplemented or restated from time to time.

“Subordinated Debt” means any debt incurred by the Borrower that is subordinated to the debt owing by the Borrower to the Lenders on terms acceptable to the Administrative Agent and the Required Lenders, pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent.

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the board of directors, managers or trustees (or equivalent control group) of the entity, at the time as of which any determination is being made, is owned by the Borrower, either directly or through an Affiliate.

“Swap” is, with respect to the Borrower, any obligation of the Borrower to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

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“Swap Obligation” means any obligation of the Borrower to pay or perform under any Swap.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Borrower connected with and symbolized by such trademarks.

“Transfer” has the meaning assigned in Section 7.1

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Subsidiaries” means, collectively, (a) TechTarget Limited, a company organized under the laws of England and Wales and a wholly owned subsidiary of TechTarget, and (b) BrightTALK Limited.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“Withholding Agent” means, as applicable, the Borrower and the Administrative Agent, as the context may require.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Accounting Terms; Pro Forma Calculations.

(a)All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  Notwithstanding the foregoing, any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP (for the avoidance of doubt, other than for purposes of the delivery of financial statements prepared in accordance with GAAP). When used herein, the term “financial statements” shall include the notes and schedules thereto.

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(b)For purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, or for purposes of determining whether any Specified Transaction, Consolidated EBITDA and the Consolidated Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis, giving effect to such Specified Transaction. For the avoidance of doubt, any calculations on a Pro Forma Basis (i) shall exclude purchase acquisition accounting impact for any Specified Transaction, and (ii) for periods prior to the applicable Specified Transaction, shall be made based on the financial information for the target of such Specified Transaction, as applicable, that is publicly or privately available and regardless of the accounting standard applied to such target prior to the date of such Specified Transaction (and, for the avoidance of doubt, no breach of this Agreement shall result therefrom).

1.3Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (vi) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2.LOAN AND TERMS OF PAYMENT.

2.1Credit Extensions.  The Borrower promises to pay to the order of the Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by the Lenders to the Borrower hereunder. The Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

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(a)Revolving Advances.

(i)Subject to and upon the terms and conditions of this Agreement, each Lender severally (and not jointly) agrees to make Advances to the Borrower from time to time during the Revolving Commitment Period in an aggregate outstanding principal amount that will not result in (1) such Lender’s Revolving Line Usage exceeding such Lender’s Revolving Commitment or (2) the aggregate Revolving Line Usage exceeding the aggregate Revolving Commitments. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date. If at any time the aggregate Revolving Line Usage exceeds the aggregate Revolving Commitments, the Borrower shall prepay within one (1) Business Day after the receipt of a written request by the Administrative Agent therefor, in cash in the amount of such excess of the Advances and cash collateral of the Letter of Credit Obligations pursuant to Section 2.1(a)(iii).  The Borrower may prepay any Advances without penalty or premium.

(ii)Whenever the Borrower desires an Advance, the Borrower will notify the Administrative Agent no later than 11:00 a.m., Eastern Time, three (3) Business Days prior to the date that the Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from the Borrower within twenty-four (24) hours, (ii) by electronic mail, or (iii) by delivering to the Administrative Agent a Credit Extension Request Form in substantially the form of Exhibit B hereto. Upon each such notification from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender shall make each Advance to be made by such Lender hereunder on the funding date requested by the Borrower solely by wire transfer of immediately available funds by 12:00 p.m., Eastern Time on the proposed date the Advance is to be made, to the Borrower in an amount equal to such Lender’s Revolving Percentage. The Administrative Agent is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions and on behalf of the Lenders if in the Administrative Agent’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. The Administrative Agent shall be entitled to rely on any notice given by a person who the Administrative Agent reasonably believes to be a Responsible Officer or a designee thereof, and the Borrower shall indemnify and hold the Administrative Agent harmless for any damages or loss suffered by the Administrative Agent as a result of such reliance. The Administrative Agent will credit the amount of Advances made under this Section 2.1(a) to the Borrower’s deposit account.

(iii)Letters of Credit. From time to time, at the Issuing Bank’s discretion, and subject to the terms of this Agreement, at any time prior to the Revolving Maturity Date, the Issuing Bank may issue letters of credit for the account of the Borrower (each individually, a “Letter of Credit” and collectively, “Letters of Credit”), provided, however, the aggregate of outstanding amounts under the Letters of Credit shall not exceed the Letter of Credit Sublimit, and for purposes of determining availability under the Revolving Line, aggregate of outstanding amounts under the Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for

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other Advances; provided further that the form and substance of each Letter of Credit shall be subject to approval by the Issuing Bank in its sole discretion. The Borrower shall immediately reimburse the Issuing Bank for drawings made under Letters of Credit. The Borrower shall indemnify, defend, protect, and hold the Issuing Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by the Issuing Bank’s gross negligence or willful misconduct.  The Issuing Bank shall have no commitment or obligation to issue or amend a Letter of Credit.

a)Subject to the Issuing Bank’s approval, each Letter of Credit shall be issued for a term designated by the Borrower or its authorized applicant acceptable to the Issuing Bank.  To the extent that any Letter of Credit shall remain outstanding after any termination of this Agreement or any Event of Default thereunder, the Borrower agrees to promptly pledge sufficient cash security in an amount equal to 110% of the aggregate amount of such Letter of Credit to the Issuing Bank’s satisfaction.

b)Each Letter of Credit shall be subject to the terms and conditions of a Letter of Credit Agreement, application and related documents as may be required by the Issuing Bank in connection with the issuance of such Letter of Credit.

c)If the Borrower does not reimburse the Issuing Bank for a drawing made under a Letter of Credit as required by this Section, the Borrower shall be deemed to have requested an Advance in the amount of such drawing.  The Administrative Agent shall notify the Lenders of such deemed request and three (3) Business Days after such notice, the Lenders shall make each such Advance in accordance with Section 2.1(a).  No Credit Extension Request Form or other notice from the Borrower of any such Advance shall be required in connection with such deemed request, and the Lenders shall be obligated to make any such Advance regardless of whether the conditions in Section 3.2 are satisfied at the time of such deemed request or on the date of any such Advance.  If for any reason this Agreement or Advances hereunder are not available, the Issuing Bank, at the Issuing Bank’s sole discretion, may debit the Borrower’s deposit account with the Issuing Bank for the amount of any such drawing made under a Letter of Credit.

d)Until any drawing made under a Letter of Credit is reimbursed in full by the Borrower or refinanced in full as an Advance, the amount of any unreimbursed or refinanced drawing shall accrue interest under Section 2.3 as if such drawing were an Advance.  Such interest shall be paid to the Issuing Bank for its own account.

e)Upon the issuance or amendment of each Letter of Credit and upon the payment by the Issuing Bank of each draft under any Letter of Credit, the Borrower shall promptly pay to the Issuing Bank fees determined in accordance with the Issuing Bank’s standard fees and charges (including but not limited to correspondent and interest charges related to the Letter of Credit) at the time any Letter of Credit is issued or amended or any draft is paid.

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f)The obligation of the Borrower to reimburse the Issuing Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, and such Letters of Credit and related documents, under all circumstances whatsoever. The Borrower shall indemnify, defend, protect, and hold the Issuing Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by the Issuing Bank’s gross negligence or willful misconduct.

2.2Overadvances.  If the aggregate amount of the outstanding Advances plus the aggregate amounts outstanding under the Letter of Credit Sublimit exceeds the Revolving Line at any time (an “Overadvance”), then the Borrower shall, within (1) Business Day after receipt of a written request by the Administrative Agent therefor, pay to the Administrative Agent, in cash, the amount of such excess, to be applied by the Administrative Agent to repay the Overadvance.

2.3Interest Rates, Payments, and Calculations.

(a)Interest Rate. Except as set forth in Section 2.3(b), the Advances under shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the Applicable Margin plus the LIBOR Rate.

(b)Default Rate.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three percent (3.0%) above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)Payments. Interest hereunder shall be due and payable on the tenth (10th) calendar day of each month during the term hereof. The Administrative Agent shall, at its option, charge such interest, all the Administrative Agent Expenses, and all Periodic Payments against any of the Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)Computation. In the event the LIBOR Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, on the dates set forth in the definition thereof. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4Crediting Payments.

(a)Prior to the occurrence of an Event of Default, the Lenders shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as the Borrower specifies. After the occurrence of an Event of Default, the receipt by any Lender of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account

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unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by any Lender after 12:00 noon Eastern Time shall be deemed to have been received by any Lender as of the opening of business on the immediately following Business Day. Whenever any payment to any Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

(b)The Borrower hereby authorizes the Administrative Agent to automatically deduct from any deposit account(s) of the Borrower held with the Administrative Agent, including without limitation deposit account number 9140, the amount of any loan payment. If the funds in the account(s) are insufficient to cover any payment, the Administrative Agent shall not be obligated to advance funds to cover the payment and the Borrower agrees to pay any applicable fees for this service disclosed in the Schedule of Fees and Charges applicable to the Borrower’s account(s).

2.5Fees. The Borrower shall pay to the Administrative Agent and the Lenders, as applicable, the following:

(a)Facility Fee. On the Closing Date, a fee payable to each Lender with respect to the Revolving Line equal to 0.075% of such Lender’s Revolving Commitment on the Closing Date; and on each anniversary thereof, 0.075% of such Lender’s Revolving Commitment on such anniversary.

(b)Administrative Agent Expenses. On the Closing Date, all the Administrative Agent Expenses incurred through the Closing Date, including reasonable out-of-pocket attorneys’ fees and expenses and, after the Closing Date, all the Administrative Agent Expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses, as and when they are incurred by the Administrative Agent.

(c)Unused Line Fee. A per annum fee, payable monthly to the Administrative Agent, in arrears, in an amount equal to Seventy-Five Hundredths of One Percent (0.075%) (which shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed) of the daily unused portion of the Revolving Line, as determined by the Administrative Agent, at any time that the principal balance of the outstanding Revolving Line Usage (at the end of such day) is less than the Revolving Line.

2.6Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations remain outstanding or any the Lenders have any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, the Required Lenders shall have the right to terminate any obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, the Administrative Agent’s Lien on the Collateral shall remain in effect until Discharge of Obligations.

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2.7Pro Rata Treatment and Payments.

(a)Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b)Each payment (including prepayments) by the Borrower on account of principal of and interest on the Revolving Line shall be made in accordance with each Lender’s Revolving Percentage.

(c)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 12:00 noon Eastern Time on the due date thereof to the Lenders in Dollars and in immediately available funds. Any payment received by any Lender after 12:00 noon Eastern Time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal, interest thereon shall be payable at the applicable rate during such extension.

(d)Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Borrower, the Administrative Agent may assume that such Lender has made such amount available to the Borrower on such date in accordance with Section 2.

(e)Unless the Administrative Agent shall have received notice from the Borrower prior to the proposed date on which any payment is due to the Administrative Agent or the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)The obligations of the Lenders hereunder to (i) make Credit Extensions, or (ii) to make payments pursuant to Section 10.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 10.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.7.

(g)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Credit Extensions in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Credit Extensions in any particular place or manner.

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(h)If at any time insufficient funds are received by and available to any Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay the Administrative Agent Expenses, (ii) second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, (iii) third, toward payment of interest and fees, Overadvances then due hereunder, ratably among the parties entitled thereto in accordance with their Revolving Percentages, the amounts of interest and fees, Overadvances then due to such parties, (iv) fourth, toward payment of principal then due with respect to Advances and Letter of Credit Disbursements hereunder, ratably among the parties entitled thereto in accordance with their Revolving Percentages, (v) fifth, if an Event of Default has occurred and is continuing, to pay an amount to the Issuing Bank equal to one hundred ten percent (110%) of outstanding amounts under the Letter of Credit Sublimit, and (vi) sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender from the Borrower.

(i)If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Credit Extension made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Revolving Percentage of such payment on account of the Credit Extension or participations obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within five (5) Business Days of such receipt, purchase (for cash at face value) from the other Lenders (through the Administrative Agent), without recourse, such participations in the Revolving Line made by them, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other the Lenders in accordance with their respective Revolving Percentages; provided, however, that if all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section shall be required to implement the terms of this Section. The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section and shall in each case notify the Lenders following any such purchase. The provisions of this Section shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Credit Extension to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). The Borrower consents on behalf of itself to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(j)Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the

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Borrower’s request and even if the conditions set forth in Section 3.2 would not be satisfied, make one or more Advances in an amount equal to the portion of the Obligations constituting overdue interest and fees from time to time due and payable to itself, or any Lender, and apply the proceeds of any such Advances to those Obligations; provided that after giving effect to any such Advances, the aggregate outstanding Advances will not exceed the Revolving Line then in effect.

2.8Illegality; Requirements of Law.

(a)Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:

(i)shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Credit Extension, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender; or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Credit Extension made by such Lender or participation in any such Credit Extension;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Credit Extension or of maintaining its obligation to make any such Credit Extension, or increase the cost to such Lender, or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder (whether of principal, interest or any other amount), then, upon the request of such Lender or other Recipient, the Borrower will pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Credit Extension made by such Lender, to a level below that which such Lender could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

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(c)For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case (i) and (ii) be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(d)A certificate as to any additional amounts payable pursuant to paragraphs (b) or (c) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred more than nine (9) months prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine (9) month period shall be extended to include the period of such retroactive effect.

2.9Taxes. For purposes of this Section the term “applicable Laws” includes FATCA.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes. The Borrower shall, timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to the Borrower.

(c)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such

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Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A reasonably detailed certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section.

(f)Status of the Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.9(f)(ii)(a), 2.9(f)(ii)(b), and 2.9(f)(ii)(d) below) shall not be required in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender

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to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

a.

any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

b.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

i.

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii.	executed copies of IRS Form W-8ECI;
iii.

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit D‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

iv.	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY,

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accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-3 or Exhibit D-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 on behalf of each such direct and indirect partner.

c.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

d.

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to

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such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section the payment of which would place the indemnified party in a less favorable net after- Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.

2.10Change of Lending Office. Each Lender agrees that, if any Lender requests compensation under Section 2.8 or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, it will, if requested by the Borrower, use reasonable efforts, as applicable to designate a different lending office for funding or booking its Credit Extension hereunder or issuing Letters of Credit to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.8 or 2.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.

2.11Replacement of the Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount to a Lender or a Governmental Authority), with respect to any Lender (any such Lender described in clauses (a) and (b) below being referred to as an “Affected Lender” hereunder):

(a)a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.9 or of increased costs pursuant to Section 2.8 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.10 or is a Non-Consenting Lender); or

(b) a notice from the Administrative Agent that a Lender is a Defaulting Lender; then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other the Lenders acquire and assume all or part of such Affected Lender’s Advances and Revolving Commitments and all other Obligations owing to such Affected Lender; or (ii) designate a replacement lending institution

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(which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Advances and Revolving Commitments and all other Obligations owing to such Affected Lender (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising as a result of the acquisition of any Affected Lender’s Advances and/or Revolving Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be. The Affected Lender replaced pursuant to this Section shall be required to assign and delegate, without recourse (in accordance with and subject to restrictions contained in, and consents required by, Section 13.1), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.8 and 2.9) and obligations under this Agreement and the related Loan Documents to one or more Replacement the Lenders that shall assume such obligations (which Replacement Lender may be another Lender, if Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13 (if any); (ii) all or a ratable part of such Affected Lender’s Advances and Revolving Commitments and all other Obligations owing to such Affected Lender upon payment to such Affected Lender of an amount (in the aggregate for all the Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 13 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.8 or payments required to be made pursuant to Section 2.9, such assignment shall result in a reduction in such compensation or payments thereafter; and (b) such assignment shall not conflict with applicable law. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.12Defaulting the Lenders.

(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.5 and in the definition of Required Lenders.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise or received by the Administrative Agent by such Defaulting Lender pursuant

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to Section 13.2), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Advances were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Revolving Commitments under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.5 for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other the Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Commitment of any Lender that is a Defaulting Lender upon not

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less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.12(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, or any other Lender may have against such Defaulting Lender.

2.13Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 13) (promptly after the Borrower’ receipt of such notice) a Note or Notes to evidence such Lender’s Advances.

3.CONDITIONS OF CREDIT EXTENSIONS.

3.1Conditions Precedent to Initial Credit Extension. The obligation of the Lenders to make the initial Credit Extension is subject to the condition precedent that the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, the following duly executed by the applicable parties thereto:

(a)this Agreement;

(b)a certificate of the Secretary of the Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)UCC National Form Financing Statement of the Borrower;

(d)the IP Security Agreement;

(e)the Stock Pledge Agreement;

(f)stock power forms (one (1) original) executed by Borrower with respect to its capital stock of (i) Securities Corp, (ii) the UK Subsidiaries, and (iii) the Hong Kong Subsidiary;

(g)agreements to provide insurance and evidence satisfactory to the Administrative Agent that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of the Administrative Agent;

(h)payment of the fees and the Administrative Agent Expenses then due specified in Section 2.5 hereof;

(i)current financial statements of the Borrower;

(j)Intellectual Property search results and completed exhibits to the IP Security Agreement;

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(k)certified copies, dated as of a recent date, of financing statement searches, as the Administrative Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(l)a legal opinion of the Borrower’s counsel dated as of the Closing Date.

3.2Conditions Precedent to all Credit Extensions. The obligation of the Lenders to make each Credit Extension (other than an Advance pursuant to Section 2.1(a)(iii)(c)), including the initial Credit Extension, is further subject to the following conditions:

(a)timely receipt by the Administrative Agent of the Credit Extension Request Form as provided in Section 2.1;

(b)the absence of any circumstance or circumstances that could have a Material Adverse Effect; and

(c)the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Credit Extension Request Form, in the case of an Advance, and on the date of the making of such Credit Extension as though made at and as of each such date (provided, that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date), and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.CREATION OF SECURITY INTEREST.

4.1Grant of Security Interest. The Borrower grants and pledges to the Administrative Agent on behalf of and for the ratable benefit of the Lenders and the Administrative Agent a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by the Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule and subject to the terms herein, such security interest constitutes a valid, first priority, perfected security interest in the presently existing Collateral, subject to Permitted Liens, and will, subject to the terms herein, constitute a valid, first priority, perfected security interest in Collateral, subject to Permitted Liens, acquired after the date hereof. Notwithstanding any of the foregoing, no representation as to the grant of a security interest, pledge or hypothecation or perfection thereof (or  foreign equivalent thereof) is made herein or in any other Loan Document with respect to the laws of any foreign jurisdiction.

4.2Delivery of Additional Documentation Required. The Borrower shall from time to time execute and deliver to the Administrative Agent, at the request of the Administrative Agent, all Negotiable Collateral with face value in excess of (i) One Million

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Dollars ($1,000,000), individually, or (ii) such lesser amount required by Bank in the event an Event of Default has occurred and is continuing, all financing statements and other documents that the Administrative Agent may reasonably request, in form satisfactory to the Administrative Agent, to perfect and continue the perfection of the Administrative Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. The Borrower from time to time may deposit with the Administrative Agent specific time deposit accounts to secure specific Obligations. The Borrower authorizes the Administrative Agent to hold such balances in pledge and to decline to honor any drafts thereon or any request by the Borrower or any other Person to pay or otherwise transfer any part of such balances until Discharge of Obligations. Notwithstanding any of the foregoing, the Borrower shall not be required to execute any security agreement, collateral agreement, pledge and security agreements or any other similar security document or instrument governed by the laws other than the United States.

4.3Authorization to File Financing Statements. The Borrower hereby authorizes the Administrative Agent to file financing statements, without notice to the Borrower, with all appropriate jurisdictions to perfect or protect the Administrative Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either the Borrower or any other Person (except in accordance with this Agreement), shall be deemed to violate the rights of the Administrative Agent under the Code.

4.4Right to Inspect. Pursuant to and in accordance with Section 6.4, the Administrative Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during the Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect the Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify the Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.5Release of Liens. The Administrative Agent and each Lender hereby agrees that any Liens granted to the Administrative Agent and any Lender by the Borrower or any of its Subsidiaries on any Collateral shall be automatically released upon a Transfer permitted by this Agreement and upon the Discharge of Obligations.  The Administrative Agent shall take such actions, at the sole cost and expense of the Borrower, as may be reasonably requested by the Borrower to evidence such release.

5.REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants as follows:

5.1Due Organization and Qualification. The Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its jurisdiction of incorporation; the Borrower and each Subsidiary is qualified and licensed to do business in any other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on Borrower’s business.

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5.2Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within the Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in the Borrower’s certificate of incorporation or bylaws, nor will they constitute an event of default under any material agreement to which the Borrower is a party or by which the Borrower is bound, nor will they contravene, conflict with or violate any material applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which the Borrower or any of the Borrower’s property or assets may be bound or affected. The Borrower is not in default under any agreement to which it is a party or by which it is bound which default could reasonably be expected to have a Material Adverse Effect.

5.3No Prior Encumbrances. The Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4Merchantable Inventory. To the extent the Borrower has Inventory, all such Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.5Intellectual Property Collateral. The Borrower is the sole owner of the Intellectual Property Collateral material to Borrower’s business, except for non-exclusive licenses granted by the Borrower to its customers and licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business. Each of the Patents owned by the Borrower is valid and enforceable and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral that is material to Borrower’s business violates the rights of any third party. Except as set forth in the Schedule, the Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, the Borrower is not a party to, or bound by, any agreement (i) that restricts the grant by the Borrower of a security interest in the Borrower’s rights under such agreement or any other property or (ii) for which a default under or termination of could interfere with the Administrative Agent’s right to sell any Collateral. On the following fiscal quarter with delivery of the applicable Compliance Certificate, the Borrower shall provide written notice to the Administrative Agent of the Borrower or any of its Subsidiaries entering into or becoming bound by any material license or agreement with respect to which the Borrower or any Subsidiary is the licensee (other than over-the-counter software that is commercially available to the public); provided that the Borrower shall provide written notice to the Administrative Agent within ten (10) Business Days of the Borrower or any of its Subsidiaries entering into or becoming bound by any material license or agreement in connection with a Permitted Acquisition. Except as disclosed on the Schedule, the Borrower is not a party to, nor is bound by, any inbound license or other agreement, the failure, breach, or termination of which could, except, in each case, to the extent it could not reasonably be expected to result in a Material Adverse Effect, or that prohibits or otherwise restricts the Borrower from granting a security interest in the Borrower’s interest in such license or agreement or any other property.

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5.6Name; Location of Chief Executive Office. Except as disclosed in the Schedule, the Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of the Borrower is located at the address indicated in Section 11 hereof. All of the Borrower’s Inventory (if any) and Equipment is located only at the location set forth in Section 11 hereof or as disclosed in writing to the Administrative Agent (other than (i) any mobile Equipment in possession of Borrower’s employees or agents, (ii) promotional, marketing and advertising materials, (iii) items in transit and (iv) with an aggregate value not to exceed One Million Dollars ($1,000,000).

5.7Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against the Borrower or any Subsidiary before any court or administrative agency that could reasonably be expected to result in damages or costs to the Borrower or any Subsidiary of Five Million Dollars ($5,000,000.00) or more.

5.8No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to the Borrower and any Subsidiary that the Administrative Agent has received from the Borrower fairly present in all material respects the Borrower’s financial condition as of the date thereof and the Borrower’ consolidated and consolidating results of operations for the period then ended.

5.9Solvency, Payment of Debts. The Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.10Regulatory Compliance. The Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from the Borrower’s failure to comply with ERISA that is reasonably expected to result in the Borrower’s incurring any liability that could result in a Material Adverse Effect. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. The Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). The Borrower has complied with all the provisions of the Federal Fair Labor Standards Act in all material respects. The Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected have a Material Adverse Effect.

5.11Environmental Condition. Except as disclosed in the Schedule, to the best of the Borrower’s knowledge, none of the Borrower’s or any Subsidiary’s properties or assets has ever been used by the Borrower or any Subsidiary in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law, which could not reasonably be expected to have a material adverse effect on Borrower’s business; to the best of the Borrower’s knowledge, none of the Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by the Borrower or any Subsidiary; and neither the Borrower nor any Subsidiary has received a summons,

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citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by the Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment that could reasonably be expected to result in a Material Adverse Effect.

5.12Taxes. The Borrower and each Subsidiary has filed or caused to be filed all federal, state and local taxes, assessments, or contributions required of it by law (or duly filed valid extensions thereof), and have made timely payments or deposits of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes unless (i) such taxes are being contested in good faith by appropriate proceedings and for which the Borrower maintains adequate reserves or (ii) the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.13Subsidiaries. The Borrower does not own any Equity Interests, except for Permitted Investments. Notwithstanding anything contrary set forth above, if any Permitted Investment is denominated in a foreign currency, no fluctuation in currency values shall result in a breach of this Section 5.14.

5.14Government Consents. The Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all material declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of the Borrower’s business as currently conducted, except to the extent the failure to obtain, make or file the same would not reasonably be expected to have a Material Adverse Effect.

5.15Full Disclosure. No representation, warranty or other statement made by the Borrower in any certificate or written statement furnished to the Administrative Agent in connection with the Loan Documents, as of the date of such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements furnished to the Administrative Agent, in connection with the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made (it being recognized by the Administrative Agent and each Lender that the projections and forecasts provided by the Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.AFFIRMATIVE COVENANTS.

The Borrower shall do all of the following:

6.1Good Standing. The Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses,

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approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2Government Compliance. The Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. The Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3Financial Statements, Reports, Certificates. The Borrower shall deliver the following to the Administrative Agent:

(a)as soon as available, but in any event within forty-five (45) days after the last day of each calendar quarter, a company prepared consolidated balance sheet, income statement and cash flow statement covering the Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to the Administrative Agent and certified by a Responsible Officer;

(b)as soon as available, but in any event within forty-five (45) days after the end of each calendar quarter, an aged listings of accounts receivable and accounts payable by invoice date and a deferred revenue report;

(c)as soon as available, but in any event within ninety (90) days after the end of the Borrower’s fiscal year, audited consolidated financial statements of the Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent registered public accounting firm reasonably acceptable to the Administrative Agent (it being understood and agreed that the independent registered public accounting firm of the Borrower as of the Closing Date is acceptable to the Administrative Agent);

(d)as soon as available, but in any event no later than the earlier to occur of thirty (30) days following the beginning of each fiscal year or the date of approval by the Borrower’s board of directors (or equivalent control group), an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a monthly format, approved by the Borrower’s board of directors (or equivalent control group), and in a form and substance reasonably acceptable to the Administrative Agent;

(e)within five (5) Business Days of filing, copies of all material statements, reports and notices sent or made available generally by the Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, copies of the Form 10-K and 10-Q filed with the Securities and Exchange Commission; documents required to be delivered pursuant to clauses (a) and (b) above (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the internet at the  Borrower’s  publically-available website address;

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(f)promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against the Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to the Borrower or any Subsidiary of Five Million Dollars ($5,000,000) or more; and

(g)such budgets, sales projections, operating plans or other financial information as the Administrative Agent may reasonably request from time to time. The Administrative Agent shall, promptly upon receipt, make available to the Lenders copies of all statements, reports and notices received from the Borrower pursuant to this Agreement.

The Borrower shall deliver to the Administrative Agent with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

6.4Audits. The Administrative Agent shall have a right from time to time hereafter, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing) to audit the Borrower’s Accounts and appraise Collateral at the Borrower’s expense; provided, that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.

6.5Inventory; Returns. The Borrower shall keep all Inventory (if any) in good and marketable condition and free from all material defects, except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between the Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of the Borrower, as they exist at the time of the execution and delivery of this Agreement. The Borrower shall promptly notify the Administrative Agent of all returns and recoveries and of all disputes and claims, where such return, recovery, dispute or claim involves more than One Million Dollars ($1,000,000).

6.6Taxes. The Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all federal, state and local taxes, assessments, or contributions required of it by law, and will execute and deliver to the Administrative Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; and the Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish the Administrative Agent with proof satisfactory to the Administrative Agent indicating that the Borrower or a Subsidiary has made such payments or deposits; except that the Borrower or a Subsidiary need not make any payment (a) if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by the Borrower or (b) the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.7Insurance.

(a)The Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in

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such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where the Borrower’s business is conducted on the date hereof. The Borrower shall also maintain insurance relating to the Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to the Borrower’s.

(b)All such policies of insurance shall be in such form, with such financially sound and reputable companies, and in such amounts as are usually insured against in the same general area by companies engaged in the same or a similar business. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to the Administrative Agent, showing the Administrative Agent as an additional loss payee thereof, and all liability insurance policies shall show the Administrative Agent as an additional insured and shall specify that the insurer must give at least ten (10) days’ prior written notice before canceling its policy for non-payment and twenty (20) days’ notice to the Administrative Agent before canceling its policy for any other reason. Upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of the Administrative Agent, be payable to the Administrative Agent to be applied on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, the Borrower shall have the option of applying the proceeds of any casualty policy for all covered losses, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which the Administrative Agent has been granted (subject to the terms herein) a first priority security interest (subject to Permitted Liens), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of the Administrative Agent, be payable to the Administrative Agent on account of the Obligations.

6.8Accounts.

(a)The Borrower  shall (i) maintain and shall cause each of its  domestic Subsidiaries (excluding Securities Corp. and BrightTALK (US)) to maintain all domestic depository, operating, and investment accounts with the Bank and (ii) use commercially reasonable efforts to utilize and shall cause each of its Subsidiaries (other than BrightTALK and BrightTALK (US)) to use commercially reasonable efforts to utilize the Bank’s International Banking Division for any international banking services required by the Borrower and its Subsidiaries, including, but not limited to, foreign currency wires, hedges, swaps, foreign exchange contracts, and Letters of Credit; provided that to the extent that the Bank is unable to provide domestic treasury management or depository services needed by the Borrower and its Subsidiaries or is required to use investment accounts with third parties for purposes of, among other things, stock repurchase programs, then the Borrower and its domestic Subsidiaries shall be permitted to maintain treasury management, depository services and/or investment accounts outside of the Bank; provided further that the Borrower shall use commercially reasonable efforts to cause such accounts to be subject to account Control Agreements, where applicable, in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, the Borrower shall be permitted to maintain deposit accounts with financial institutions

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outside the United States so long as the aggregate balances held in such accounts does not exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any time.

(b)In addition to and without limiting the restrictions in paragraph (a), the Borrower shall provide the Administrative Agent five (5) Business Days’ prior written notice before establishing any domestic deposit, operating or investment account at or with any bank or financial institution other than the Bank. For each such domestic deposit, operating or investment account that the Borrower at any time maintains, the Borrower shall use commercially reasonable efforts to cause (within ninety (90) days (a) following the Closing Date or (b) for accounts established after the Closing Date, the date such account is established (or such later period as the Administrative Agent may agree)) the applicable bank or financial institution (other than the Bank) at or with which any such account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such account to perfect the Administrative Agent’s Lien in such account in accordance with the terms hereunder, and such Control Agreement may not be terminated without the prior written consent of the Administrative Agent.

(c)For the avoidance of doubt, this Section 6.8 shall not apply to any Securities Corp, BrightTALK Limited or BrightTALK (US); provided that the aggregate balances held in accounts of BrightTALK or BrightTALK (US) not maintained with the Bank or subject to a Control Agreement shall not exceed Twenty Million Dollars ($20,000,000) at any time.

6.9Financial Covenants - Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

For Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
December 31, 2021	4:75:1:00
March 31, 2022	4:75:1:00
June 30, 2022	4:75:1:00
September 30, 2022	4:75:1:00
December 31, 2022	4:75:1:00
March 31, 2023	4:75:1:00
June 30, 2023	4:75:1:00

6.10Intellectual Property Rights.

(a)The Borrower shall promptly, but no later than the next fiscal quarter with delivery of the applicable Compliance Certificate give the Administrative Agent written notice of any applications or registrations of intellectual property rights material to the Borrower’s business filed by the Borrower with the United States Patent and Trademark Office or United States Copyright Office, including the date of such filing and the registration or application numbers, if any; provided that Borrower shall give the Administrative Agent written notice of any such applications or registrations of intellectual property rights in connection with a Permitted

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Acquisition within ten (10) Business Days of such filing. The Borrower shall (i) give the Administrative Agent not less than fifteen (15) (or such shorter period as Agent may agree in writing) days’ prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as the Administrative Agent may reasonably request for the Administrative Agent to maintain its perfection in such intellectual property rights to be registered by the Borrower, and upon the request of the Administrative Agent, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, the Borrower shall promptly provide the Administrative Agent with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by the Administrative Agent to be filed for the Administrative Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)Pursuant to and in accordance with Section 6.4, the Administrative Agent may audit the Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. The Administrative Agent shall have the right, but not the obligation, to take, at the Borrower’s sole expense, any actions that the Borrower is required under this Section to take but which the Borrower fails to take, after fifteen (15) days’ written notice to the Borrower. The Borrower shall reimburse and indemnify the Administrative Agent for all costs and expenses incurred in the exercise of its rights under this Section.

6.11Use of Proceeds. The Borrower shall use the proceeds of the Credit Extensions solely as working capital to fund its general business requirements, including, but not limited to, to fund Permitted Acquisitions, in accordance with the provisions of this Agreement, and not for personal, family, household, or agricultural purposes.

6.12Landlord Waivers; Bailee Waivers. In the event that the Borrower or any of its Subsidiaries, after the Closing Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then the Borrower or such Subsidiary will first provide at least ten (10) Business Days’ written notice to the Administrative Agent (or such shorter notice period as the Administrative Agent may agree to in writing) and, in the event that the Collateral at any new location is valued in excess of Five Million Dollars ($5,000,000.00) in the aggregate, Borrower shall cause such bailee or landlord, as applicable, to execute and deliver an executed bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to the Administrative Agent.

6.13Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3and 7.7 hereof, within thirty (30) days (or such longer period of time as may be agreed to by the Administrative Agent in writing) that the Borrower forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary (in each case, which is not an Excluded Subsidiary) or any existing Subsidiary ceases to be an Excluded Subsidiary, the Borrower shall (a) cause such new Subsidiary

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to provide to the Administrative Agent a joinder to this Agreement to cause such Subsidiary to become a co-borrower or guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to the Administrative Agent (including being sufficient to grant (subject to the terms herein) the Administrative Agent a first priority perfected Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); (b) provide to the Administrative Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to the Administrative Agent; and (c) provide to the Administrative Agent all other documentation in form and substance reasonably satisfactory to the Administrative Agent that in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Notwithstanding any of the foregoing, no Subsidiary shall be required to execute any security agreement, collateral agreement, pledge and security agreement, or any other similar security agreement document or instrument governed by the laws other than the United States.

6.14Further Assurances. At any time and from time to time the Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by the Administrative Agent to effect the purposes of this Agreement.

6.15Securities Subsidiaries.  The Borrower shall and shall cause each Securities Corp. to comply with the following requirements at all times:

(a)If at any time following the Closing Date, any Securities Corp. ceases to be a “Security Corporation” as defined in 830 Code of Mass. Regulations 63.38B.1 and if such Securities Corp. would be a Significant Subsidiary, the Borrower shall promptly cause such Securities Corp. to comply with the joinder requirements in Section 6.13 as if it were a newly created Significant Subsidiary and not a Securities Corp.

(b)The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Investment in or otherwise make any Transfer of assets or property to any Securities Corp. other than Investments of cash and Cash Equivalents.

(c)The Borrower shall not, nor shall it permit any Subsidiary to, make any Investment in or otherwise Transfer any cash or Cash Equivalents to any Securities Corp. unless, immediately before and after giving effect to such Investment or Transfer, Borrower Unrestricted Cash immediately after consummation of such Investment or Transfer is in an amount equal to or greater than the Borrower Unrestricted Cash Threshold.

(d)At all times following the making of an Investment in or the Transfer of any cash or Cash Equivalents to any Securities Corp., at any time the aggregate amount of Borrower Unrestricted Cash is less than the Borrower Unrestricted Cash Threshold (each such date, a “Borrower Unrestricted Cash Trigger Date”), the Borrower shall ensure that, on or before the date that is ten (10) Business Days following such Borrower Unrestricted Cash Trigger Date, either (a) the aggregate amount of Borrower Unrestricted Cash is in an amount equal to or greater than the Borrower Unrestricted Cash Threshold or (b) each Securities Corp. is dissolved and all cash and Cash Equivalents held by or in the name of each such Securities Corp. are

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transferred into a deposit account or investment account of the Borrower held with the Bank or that is subject to a Control Agreement or otherwise in accordance with Section 6.8.

6.16Post-Closing Deliverables.  Within ninety (90) days of the Closing Date Borrower shall deliver to the Administrative Agent a landlord’s consent in favor of the Administrative Agent for Borrower’s leased location at 275 Grove Street, Newton MA 02466, by the respective landlord thereof, together with the duly executed signatures thereto.

7.NEGATIVE COVENANTS.

The Borrower will not do any of the following:

7.1Dispositions. Convey, sell, lease, transfer or otherwise dispose of (including without limitation, pursuant to a Division) (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:

(a)Transfers of (i) Inventory in the ordinary course of business and (ii) used, obsolete, damaged, wornout or surplus Equipment or other property in the ordinary course of business;

(b)Transfers to the Borrower or a Subsidiary; provided that any such Transfer involving a Subsidiary (i) shall be made in compliance with Sections 7.7 and 7.8, (ii) shall not, in the case of any Transfer by the Borrower to a Subsidiary, involve assets having an aggregate fair market value for all such assets so Transferred in excess of Five Million Dollars ($5,000,000) in the aggregate in any fiscal year and (iii) shall not, in the case of any Transfer to a Subsidiary, involve material Intellectual Property Collateral;

(c)Transfers of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(d)Licenses, leases or subleases (including Intellectual Property and the provision of open source software under an open source license) entered into in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(e)Licenses or sublicenses of Intellectual Property in the ordinary course of business, to the extent that they are no longer used or useful in the business of the Borrower and its Subsidiaries;

(f)Transfers resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of the Borrower or any Subsidiary;

(g)Transfers of assets (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Transferred for fair market

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value and the proceeds of such Transfer are promptly applied to the purchase price of similar or replacement assets;

(h)Transfers of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements;

(i)(i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(j)the discount, write-off or Transfer of accounts receivables overdue by more than thirty (30) days;

(k)any other Transfer of assets; provided that (i) any such Transfer shall be for fair market value, (ii) at least 75% of the total consideration for any such Transfer received by the Borrower and its Subsidiaries is in the form of cash or Permitted Investments, (iii) no Default or Event of Default then exists or would result from such Transfer (except if such Transfer is made pursuant to an agreement entered into at a time when no Default or Event of Default exists) and (iv) the aggregate fair market value of assets subject to a Transfer made pursuant to this Section 7.1(k) shall not exceed Five Million Dollars ($5,000,000) in the aggregate; and

(l)Transfers permitted pursuant to Section 7.3.

7.2Change in Business, Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by the Borrower and any business substantially similar or related thereto (or incidental thereto); or suffer to permit a Change in Control unless all Obligations are paid in full out of the proceeds of initial closing of such action and such payments are listed as a condition to the consummation of such action; or without ten (10) days prior written notification to the Administrative Agent, relocate its chief executive office or state of incorporation or change its legal name; or without the Administrative Agent’s prior written consent, change the date on which its fiscal year ends.

7.3Mergers or Acquisitions. If the Administrative Agent is requested to maintain its commitment to the post- transaction entity,  merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, except for Permitted Acquisitions. Notwithstanding anything to the contrary contained in this Section, any Subsidiary whose Equity Interests are not Collateral may merge or consolidate into any other Subsidiary whose Equity Interests are not Collateral.

7.4Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness. Notwithstanding anything contrary set forth above, if any Indebtedness is denominated in a foreign currency, no fluctuation in currency values shall result in a breach of this Section 7.4.

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7.5Encumbrances. (a) Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property Collateral), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens and as permitted in Section 7.1 hereof, or (b) agree with any Person other than the Administrative Agent not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property Collateral), or permit any Subsidiary to do so; provided that the foregoing clause (b) shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions contained in any agreement or document governing or evidencing Subordinated Indebtedness or Refinancing Indebtedness, as applicable, (C) restrictions and conditions existing on the date hereof identified on the Schedule, (D) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary, (E) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.4 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than those contained in this Agreement, (F) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of the Borrower or any Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (G) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.4 if such restrictions and conditions apply only to the assets securing such Indebtedness, (H) customary provisions in leases, licenses and other agreements restricting the assignment thereof and (I) restrictions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 7.4.

7.6Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock (a “Restricted Payment”), or permit any of its Subsidiaries to do so, except that:

(i)any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, in each case ratably to the holders of such Equity Interests (or if not ratably, on a basis more favorable to the Borrower);

(ii)the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests of the Borrower;

(iii)the Borrower may repurchase, purchase, acquire, cancel or retire for value Equity Interests of the Borrower from present or former employees, officers, directors or consultants (or their estates or beneficiaries under their estates) of the Borrower or any Subsidiary upon the death, disability, retirement or termination of employment or service of such employees, officers, directors or consultants, or to the extent required, pursuant to employee benefit plans, employment agreements, stock purchase agreements or stock purchase plans, or other benefit plans; provided that the aggregate amount of payments made pursuant to this Section 7.6(iii) shall not exceed Five Million Dollars ($5,000,000) in the aggregate;

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(iv)the Borrower may make cash payments (A) to satisfy an employee’s withholding tax obligations incurred in connection with the exercise, vesting or acquisition of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower in an aggregate amount not to exceed Five Million Dollars ($5,000,000) and (B) in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(v)the Borrower may convert or exchange any Equity Interests of the Borrower for or into Qualified Equity Interests in the Borrower;

(vi)so long as, at the date of the declaration thereof, no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase or redeem its Equity Interests from its equity holders in an amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000);

(vii)the Borrower may make Restricted Payments with respect to the conversion of  Notes in accordance with the terms of the Notes; and

(viii)the Borrower may repurchase its common Equity Interests subject to any repurchase program authorized by its board of directors (or equivalent control group) so long as (i) a Default or an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase; (ii) Borrower Unrestricted Cash is in an amount of at least Ten Million Dollars ($10,000,000) before and after giving effect to such repurchase; and (iii) such repurchase shall not cause the Consolidated Leverage Ratio after giving effect to such repurchase to be equal to or greater than 3:75:1:00, calculated on a Pro Forma Basis for such proposed transaction.

7.7Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of the Borrower except for (a) transactions that are in the ordinary course of the Borrower’s business, upon fair and reasonable terms that are no less favorable to the Borrower than would be obtained in an arm’s length transaction with a non- affiliated Person; (b) transactions between or among Borrowers and not involving any other Affiliate; (c) any Investment in the Borrower or wholly-owned Subsidiaries that is a Permitted Investment; (d) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary; (e) compensation, expense reimbursement and indemnification of, and other employment arrangements (including severance arrangements) and health, disability and similar insurance or benefit arrangements with, directors, officers and employees of the Borrower or any Subsidiary entered into in the ordinary course of business; (f) any Restricted Payment permitted by Section 7.6; (g) sales of Equity Interests of the Borrower to Affiliates to the extent not prohibited under this Agreement; (h) payments or other transactions pursuant to any tax sharing agreements among Borrower and its Subsidiaries; provided that any such tax sharing agreement is on terms usual and customary for agreements of that type, and (i) any other transactions between or among the Borrower and its Subsidiaries entered into in the ordinary course of business and not prohibited by this Agreement or any other Loan Document.

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7.8Subordinated Debt. Make any payment or repayment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment or repayment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt, without the Administrative Agent’s prior written consent, except as expressly permitted under the terms of the subordination, intercreditor, or other similar agreements to which such Subordinated Debt is subject.

7.9Inventory and Equipment. Store the Inventory (if any) or the Equipment in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) at such location with a bailee, warehouseman, or other third party unless the third party has been notified of the Administrative Agent’s security interest and the Borrower shall cause the Administrative Agent (a) to receive an acknowledgment from the third party that it is holding or will hold the Inventory (if any) or Equipment for the Administrative Agent’s benefit or (b) to be in possession of the warehouse receipt, if to the extent such receipt  is negotiable under Article 7 of the Code, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) at such location, at a location other than the location set forth in Section 11 of this Agreement or other locations disclosed by the Borrower to the Administrative Agent in writing.

7.10Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect.

8.EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by the Borrower under this Agreement:

8.1Payment Default. If the Borrower fails to pay, when due, any of the Obligations.

8.2Covenant Default.

(a)If the Borrower fails or neglects to perform any obligations in Sections 6.3, 6.6, 6.7, 6.9 or 7;

(b)The Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default

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within thirty (30) days after the earlier of written notice from Administrative Agent or knowledge of a Responsible Officer.

8.3Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4Attachment. If any portion of the Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if the Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of the Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after the Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the Borrower (provided that no Credit Extensions will be required to be made during such cure period).

8.5Insolvency. If the Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by the Borrower, or if an Insolvency Proceeding is commenced against the Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

8.6Other Agreements. If there is a default or other failure to perform in any agreement to which the Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Million Dollars ($5,000,000) or which could reasonably be expected to have a Material Adverse Effect.

8.7Judgments. If a final, non-appealable judgment or judgments for the payment of money in an amount, individually or in the aggregate, shall be rendered against the Borrower and more than Five Million Five Hundred Thousand Dollars ($5,000,000.00) of such judgment or judgments shall not be covered by the Borrower’s insurance, and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.8Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to the Administrative Agent by any Responsible Officer pursuant to this Agreement or to induce the Administrative Agent and the Lenders to enter into this Agreement or any other Loan Document (it being agreed and acknowledged by Administrative Agent and the Lenders that the projections and forecasts provided by the Borrower in good faith and based upon reasonable assumptions are not viewed as facts, and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

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8.9Subordinated Debt.  Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement.

9.RIGHTS AND REMEDIES OF ADMINISTRATIVE AGENT AND THE LENDERS.

9.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, at the direction of the Required Lenders, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Borrower and the Lenders:

(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by the Administrative Agent);

(b)Cease advancing money or extending credit to or for the benefit of the Borrower under this Agreement or under any other agreement between the Borrower and the Administrative Agent;

(c)Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order the Administrative Agent reasonably considers advisable;

(d)Make such payments and do such acts as the Administrative Agent considers necessary or reasonable to protect its security interest in the Collateral. The Borrower agrees to assemble the Collateral if the Administrative Agent so requires, and to make the Collateral available to the Administrative Agent as the Administrative Agent may designate. The Borrower authorizes the Administrative Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in the Administrative Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of the Borrower’s owned premises, the Borrower hereby grants the Administrative Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Administrative Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)Set off and apply to the Obligations any and all (i) balances and deposits of the Borrower held by the Administrative Agent, or (ii) indebtedness at any time owing to or for the credit or the account of the Borrower held by the Administrative Agent;

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(f)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. The Administrative Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, the Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Administrative Agent’s exercise of its rights under this Section 9.1, the Borrower’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit;

(g)Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Borrower’s premises) as the Administrative Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order the Administrative Agent deems appropriate;

(h)The Administrative Agent may credit bid and purchase at any public sale; and

(i)Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Borrower.

9.2Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, the Borrower hereby irrevocably appoints the Administrative Agent (and any of the Administrative Agent’s designated officers, or employees) as the Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of the Administrative Agent’s security interest in the Accounts; (b) endorse the Borrower’s name on any checks or other forms of payment or security that may come into the Administrative Agent’s possession; (c) sign the Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to the Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which the Administrative Agent determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of the Administrative Agent as the Borrower’s attorney in fact, and each and every one of the Administrative Agent’s rights and powers, being coupled with an interest, is irrevocable until Discharge of Obligations.

9.3Accounts Collection. At any time after the occurrence of and during an Event of Default, the Administrative Agent may notify any Person owing funds to the Borrower of the Administrative Agent’s security interest in such funds and verify the amount of such Account. The Borrower shall collect for the Administrative Agent all amounts owing to the Borrower, receive in trust all such payments as the Administrative Agent’s trustee, and immediately deliver such payments to the Administrative Agent in their original form as received from the account debtor, with proper endorsements for deposit.

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9.4Administrative Agent Expenses. If the Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then the Administrative Agent may do any or all of the following after reasonable notice to the Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the a loan facility in Section 2.1 as the Administrative Agent deems necessary to protect the Administrative Agent and the Lenders from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as the Administrative Agent deems prudent. Any amounts so paid or deposited by the Administrative Agent shall constitute the Administrative Agent Expenses, shall be immediately due and payable, and shall bear interest at the applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by the Administrative Agent shall not constitute an agreement by the Administrative Agent to make similar payments in the future or a waiver by the Administrative Agent of any Event of Default under this Agreement.

9.5The Administrative Agent’s Liability for Collateral. So long as the Administrative Agent complies with reasonable banking practices, the Administrative Agent shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by the Borrower.

9.6Remedies Cumulative. The Administrative Agent’s and the Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. The Administrative Agent for itself and on behalf of the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Administrative Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by the Administrative Agent or any Lender of any Event of Default on the Borrower’s part shall be deemed a continuing waiver. No delay by the Administrative Agent or any Lender shall constitute a waiver, election, or acquiescence by it. No waiver by the Administrative Agent or any Lender shall be effective unless made in a written document signed on behalf of the Administrative Agent and/or such Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7Demand; Protest. The Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Administrative Agent on which the Borrower may in any way be liable.

10.THE ADMINISTRATIVE AGENT.

10.1Appointment and Authority.

(a)Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan

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Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)The Administrative Agent shall also act as the collateral agent under the Loan Documents and each of the other Lenders (in their respective capacities as a Lender) hereby irrevocably (i) authorize the Administrative Agent to enter into all other Loan Documents, and (ii) appoint and authorize the Administrative Agent to act as the agent of the Lenders for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted hereunder and under any of the other Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section and Section 13 (including Section 10.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

10.2Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Line provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable

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judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.3Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws; and

(c)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to any the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9 and 13.5), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3.1, Section 3.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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10.4Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of  Credit Extension, or the issuance, amendment, reinstatement, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Credit Extensions.

10.5Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or the Borrower referring to this Agreement, describing such default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such default or Event of Default as it shall deem advisable in the best interest of the lenders, or, if so specified by this Agreement, as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6Non-Reliance on the Administrative Agent and Other the Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative

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Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own credit analysis and decision to make its Credit Extensions hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

10.7Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrower pursuant to any Loan Document and without limiting the obligation of the Borrower to do so) according to its Revolving Percentage in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Credit Extensions) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Advances and all other amounts payable hereunder.

10.8Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “the Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if

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such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.9Successor to the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above and be an Eligible Assignee. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(a)If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Sections 10 and Sections 13.2, 13.8, 13.10, 13.10, 13.11, and 13.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be

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taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

10.10Collateral and Guaranty Matters.

(a)The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (1) upon the Discharge of Obligations, (2) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (3) subject to Section 13.4, if approved, authorized or ratified in writing by the Required Lenders; provided that upon the Discharge of Obligations, the Collateral shall be released from the Liens created hereunder and the other Loan Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Borrower shall terminate, all without delivery of any instrument or performance of any act by any Person; and

(ii)to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (c) of the definition of Permitted Liens; and to release any guarantor from its obligations under any guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents;

(b)Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under any guaranty; and

(c)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Credit Extensions shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions  and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the

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claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.5, 13.2, 13.8, 13.10, 13.10, 13.11, and 13.12) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5, 13.2, 13.8, 13.10, 13.10, 13.11, and 13.12.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.12No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the “Bookrunners”, “Arrangers” or “Lead Arrangers” that may be listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.13Survival. This Section shall survive the Discharge of Obligations.

11.NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. The Administrative Agent or the Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 11.

If to the Borrower:	TechTarget, Inc.
275 Grove Street

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Newton, MA 02466
Attn: Daniel T. Noreck, Chief Financial Officer

EMAIL: dnoreck@techtarget.com
Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue NW
Washington, DC 20006
Attn: Erika Robinson
Fax: (202) 663-6363
EMAIL: erika.robinson@wilmerhale.com
If to the Administrative Agent:
WESTERN ALLIANCE BANK
One East Washington Street Suite 1400 Phoenix, AZ 85004
Attn: Legal Department
EMAIL: LegalDepartment@westernalliancebank.com and
WESTERN ALLIANCE BANK
28 State Street, Suite 2301
Boston, Massachusetts 02109
Attn: Christian Perkins, Senior Director – Technology Banking
EMAIL: Chris.Perkins@bridgebank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law. The Borrower, the Administrative Agent and the Lenders each hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of New York, New York .

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES

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AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.GENERAL PROVISIONS.

13.1Successors and Assigns; Participations and Assignments.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section . Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by the Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)

in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)

in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitments (which for this purpose includes Advances outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

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Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000.00) unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances and/or the Revolving Commitments assigned.

(iii)Required Consents. No consent shall be required for any assignment by a Lender except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)

the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the Primary Syndication Period of the facility evidenced by this Agreement; and

(B)

the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Line if such assignment is to a Person that is not a Lender with a Revolving Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of Five Thousand Dollars ($5,000.00); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).

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(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.8, 2.9, 13.2, 13.8, 13.10, 13.11, 13.12, and 13.13 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the applicable Advances owing to, each applicable Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Revolving Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, and the other the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.9(e) and 10.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 13.5). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8 and 2.9 (subject to the requirements and limitations therein, including the requirements under Section 2.9(f) (it being understood that the documentation required under Section 2.9(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.1(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.10 and 2.11 as if it were an assignee under Section 13.1(b); and (B) shall not be entitled to receive any greater payment under Sections 2.8 and 2.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.11 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.7 and Section 13.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation

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for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 13.1.

(g)Representations and Warranties of the Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Revolving Commitments or Advances, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Revolving Commitments and Advances; and (iii) it will make or invest in its Revolving Commitments and Advances for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments and Advances within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section, the disposition of such Revolving Commitments and Advances or any interests therein shall at all times remain within its exclusive control).

13.2Indemnification. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), and each Lender of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable and documented out-of-pocket fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Credit Extension or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section shall not apply with respect to Taxes other than

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any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

13.3Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5Amendments and Waivers.

(a)Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or by the Borrower and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i)extend or increase any Revolving Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article III or the waiver of any Default shall not constitute an extension or increase of any Revolving Commitment of any Lender);

(ii)reduce the principal of, or rate of interest specified herein on, any Credit Extension, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Credit Extension, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv)Change Section 2.7(i) in a manner that would alter the pro rata sharing of payments required thereby or change Section 2.8, in each case, without the written consent of each Lender directly and adversely affected thereby;

(v)waive any condition set forth in Section 3.1 without the written consent of each Lender; or

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(vi)change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii)provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent, in addition to the Borrower and the Lenders required above.

(viii)Notwithstanding anything herein to the contrary, (i) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms directly affects the rights or duties of the Lenders may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number of percentage in interest of the affected Lenders that would be required to consent thereto under this Section 13.5(a) if such Class of Lenders were the only Class of Lenders hereunder at such time and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(b)No amendment, waiver or consent shall affect the rights and obligations of the Letter of Credit Issuer or any Letter of Credit without the consent of the Letter of Credit Issuer.

13.6Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.7Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be

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of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.8Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect until Discharge of Obligations or the Lenders have any obligation to make Credit Extensions, and shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Loan Documents, the termination of the Revolving Commitments and the Discharge of Obligations. The obligations of the Borrower to indemnify the Administrative Agent and the Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against the Administrative Agent or the Lenders have run.

13.9Confidentiality. In handling any confidential information the Administrative Agent and all employees and agents of the Administrative Agent, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of the Administrative Agent in connection with their present or prospective business relations with the Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that such prospective transferees or purchasers agree to be bound by the confidentiality obligations contained herein; (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order; (iv) as may be required in connection with the examination, audit or similar investigation of the Administrative Agent; and (v) as the Administrative Agent may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of the Administrative Agent when disclosed to the Administrative Agent, or becomes part of the public domain after disclosure to the Administrative Agent through no fault of the Administrative Agent; or (b) is disclosed to the Administrative Agent by a third party, provided the Administrative Agent does not have actual knowledge that such third party is prohibited from disclosing such information.

13.10Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of- pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of in-house and outside counsel for the Administrative Agent), and shall pay all reasonable and documented out-of-pocket fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including, without limitation, in connection any syndication of the facilities), or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented

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out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, and shall pay all reasonable and documented out-of-pocket fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or participated in hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

13.11Reimbursement by the Lenders. To the extent that the Borrower pursuant to any other Loan Document for any reason fails indefeasibly to pay any amount required under Section 13.2 and 13.10 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party thereof, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share thereof according to its Revolving Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section are subject to the provisions of Section 2.9(e).

13.12Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

13.13Adjustments; Set-off.

(a)Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Credit Extension and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9.1(a), receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other the Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other the Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess

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payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be, against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

13.14Acknowledgements. The Borrower hereby acknowledge that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

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13.15Payments Set Aside. To the extent that any payment or transfer by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or transfer or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. This Section shall survive the Discharge of Obligations.

13.16Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act Title III of Pub. L. 107-56 (signed into law on October 26, 2001), it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

13.17Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.NOTICE OF FINAL AGREEMENT. BY SIGNING THIS AGREEMENT, EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:
TechTarget, Inc.
By: /s/ Daniel T. Noreck
Name: Daniel T. Noreck
Title: Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:
Western Alliance Bank, AN ARIZONA CORPORATION
By: /s/ Christian Perkins
Name: Christian Perkins
Title: Senior Director
LENDER:
Western Alliance Bank, AN ARIZONA CORPORATION
By: /s/ Christian Perkins
Name: Christian Perkins
Title: Senior Director

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EXHIBIT A

DEBTOR:TECHTARGET INC.

SECURED PARTY:	WESTERN ALLIANCE BANK, AS ADMINISTRATIVE AGENT

COLLATERAL DESCRIPTION ATTACHMENT TO

LOAN AND SECURITY AGREEMENT

All personal property of the Borrower (herein referred to as “the Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), Intellectual Property Collateral and other general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral does not include any Excluded Asset.

A-1

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EXHIBIT B

CREDIT EXTENSION REQUEST FORM

(To be submitted no later than 11:00 AM)

To:	WESTERN ALLIANCE BANK, as the Administrative Agent

Date:

From:	TECHTARGET, INC.
the Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number

To Account #

the Borrower hereby requests funding in the amount of $ _______ in accordance with the Credit Extension as defined in the Loan and Security Agreement dated _______________, 2021.

All representations and warranties of the Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Credit Extension Request Form; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

B-1

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EXHIBIT C

COMPLIANCE CERTIFICATE

TO:WESTERN ALLIANCE BANK, AS ADMINISTRATIVE AGENT

FROM:TECHTARGET, INC.

The undersigned authorized officer of TECHTARGET, INC., on behalf of itself and the Borrower, hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement among the Borrower, the Administrative Agent and the Lenders (the “Agreement”), (i) the Borrower is in complete compliance for the period ending______________with all required covenants except as noted below and (ii) all representations and warranties of the Borrower stated in the Agreement are true and correct in all material respects on and as of the date hereof; provided, that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes (except, with respect to unaudited financial statements, for the absence of footnotes a subject to year-end adjustments).

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
A/R & A/P Agings	Quarterly within 45 days	Yes No
Quarterly financial statements	Quarterly within 45 days	Yes No
Compliance Certificate	Quarterly within 45 days	Yes No
Annual audited financial statements	FYE within 90 days	YesNo
Annual operating budget, sales projections and operating plans approved by board of directors (or equivalent control group)	Annually no later than 30 days after to the beginning of each fiscal year	YesNo
A/R Audit	Initial and Annually thereafter

Financial Covenant	Required	Actual	Complies
Maximum Leverage	4.75:1.00	:1.00	YesNo

Since the last fiscal quarter, the following Intellectual Property was registered the later of (a) after the Closing Date or (b) the previously delivered Compliance Statement (if no registrations, state “None”).

Other Matters

Have there been any material statements, reports and notices sent or made available generally by the Borrower to its security holders or to any holders of Subordinated Debt? If yes, please provide such updates or amendment with this Compliance Statement (see Section 6.3(e)).

Yes	No

C-1

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Have there been any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its  Subsidiaries that could reasonably be expected to have in a Material Adverse Effect? If yes, please provide the general details thereof with this Compliance Statement (see Section 6.3(f)).

Yes	No

________________________________________________________________________

C-2

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Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

TECHTARGET, INC.	Date:

_____________________________________	Verified:
SIGNATURE	AUTHORIZED SIGNER

_____________________________________	Date:
TITLE
	Compliance Status	YesNo
_____________________________________
DATE

[Signature Page to Compliance Certificate]

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Exhibit D-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign the Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Loan and Security Agreement dated as of October 29, 2021 by and among TECHTARGET, INC., a Delaware corporation (the “Borrower”), the Administrative Agent and certain the Lenders party thereto from time to time (as amended to date and as in effect, the “Credit Agreement”).

Pursuant to the provisions of Section 2.9 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:_______________________________
Name:
Title:
Date:, 2021

Exhibit D-1

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Exhibit D-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign the Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Loan and Security Agreement dated as of October 29, 2021 by and among TECHTARGET, INC., a Delaware corporation (the “Borrower”), the Administrative Agent and certain the Lenders party thereto from time to time (as amended to date and as in effect, the “Credit Agreement”).

Pursuant to the provisions of Section 2.9 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY, accompanied by IRS Form W-8ECI, and one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-9BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:_______________________________
Name:
Title:
Date:, 2021

Exhibit D-2

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Exhibit D-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Loan and Security Agreement dated as of October 29, 2021 by and among TECHTARGET, INC., a Delaware corporation (the “Borrower”), the Administrative Agent and certain the Lenders party thereto from time to time (as amended to date and as in effect, the “Credit Agreement”).

Pursuant to the provisions of Section 2.9 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:_______________________________
Name:
Title:
Date:, 2021

Exhibit D-3

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Exhibit D-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Loan and Security Agreement dated as of October 29, 2021 by and among TECHTARGET, INC., a Delaware corporation (the “Borrower”), the Administrative Agent and certain the Lenders party thereto from time to time (as amended to date and as in effect, the “Credit Agreement”).

Pursuant to the provisions of Section 2.9 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY, accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or IRS Form W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W- 8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:_______________________________
Name:
Title:
Date:, 2021

Exhibit D-4

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SCHEDULE 1.1

COMMITMENTS AND COMMITMENT PERCENTAGES

	REVOLVING COMMITMENTS
Lender	Revolving Commitment	Revolving Percentage
Western Alliance Bank	$75,000,000	100.0000%
Total	$75,000,000	100.0000%

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SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

Anticipated Guarantee of Leased Office Space in London, United Kingdom (Guaranty by Borrower for Shared Office Space for TechTarget Limited and BrightTALK Limited)

Permitted Investments (Section 1.1)

Investments up to $20M through Merganser Capital Management

Permitted Liens (Section 1.1)

None

Inbound Licenses (Section 5.5)

None

Prior Names (Section 5.6)

Data Science Central

ESG or Enterprise Strategy Group

Xtelligent Healthcare Media

TechTarget France

Knowledgestorm

Bitpipe

Litigation (Section 5.7)

None

Permitted Restrictions on Encumbrances (Section 7.5)

None

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